Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2008 First Quarter;

Company Affirms Fiscal 2008 Guidance

DALLAS (February 5, 2008)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2008 first quarter ended December 31, 2007.

•	Fiscal 2008 first quarter net income was $73.8 million, or $0.82 per diluted share, compared with net income of $81.3 million, or $0.97 per diluted share in the prior-year quarter.

•

Regulated operations contributed $50.0 million of net income, or $0.56 per diluted share for the fiscal 2008 first quarter, compared with $41.5 million of net income or $0.50 per diluted share in the prior-year quarter.

•

Nonregulated operations contributed $23.8 million of net income in the fiscal 2008 first quarter, or $0.26 per diluted share, compared with $39.8 million of net income or $0.47 per diluted share for the same period last year.

•

The tentative Mid-Tex Division rate case settlement, with a group representing 52 percent of the division’s customers announced in January 2008, is anticipated to have no material impact on fiscal 2008 results.

•	Atmos Energy affirms its fiscal 2008 earnings guidance of $1.95 to $2.05 per diluted share.

“The year is off to a fine start,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “Our regulated gas distribution business performed solidly this quarter, with net income rising over 25 percent from a year ago. Successful execution of our regulatory strategy has further stabilized margins in this core segment. And, in our nonregulated marketing business, although dampening natural gas price volatility provided less opportunity to generate the margins achieved over the last couple of years, we are encouraged that our marketing efforts continue to generate increasing sales volumes.”

Natural gas distribution gross profit increased $10.6 million to $273.2 million for the fiscal 2008 first quarter, compared with $262.6 million in the prior-year quarter, before intersegment eliminations. This increase primarily reflects a net $9.3 million increase in rates in the company’s Mid-Tex, Louisiana, Tennessee and Kentucky service areas.

Regulated transmission and storage gross profit increased $5.1 million to $45.0 million for the three months ended December 31, 2007, compared with $39.9 million for the three months ended December 31, 2006, before intersegment eliminations. This increase reflects higher revenues resulting from the company’s 2006 filing under the Texas Gas Reliability Infrastructure Program (GRIP), a 17 percent increase in throughput, primarily associated with increased production in the Barnett Shale and Carthage regions in Texas and higher per unit margins attributable to more favorable market conditions. These increases were partially offset by lower fees for storage, parking and lending services.

Natural gas marketing gross profit decreased $17.1 million to $46.0 million for the fiscal 2008 first quarter, compared with $63.1 million for the fiscal 2007 first quarter, before intersegment eliminations. This decrease primarily reflects a $20.5 million reduction in unrealized margins quarter over quarter. Additionally, delivered gas margins decreased $1.9 million, compared with the prior-year quarter, despite a 24 percent increase in sales volumes, due to significantly lower unit margins earned in a less volatile market. Realized losses incurred from Atmos Energy Marketing’s (AEM) storage and trading activities decreased $5.3 million during the current-year quarter compared to the prior-year quarter. The decrease reflects smaller losses incurred on the settlement of financial positions, partially offset by lower margins earned from cycling gas in a less volatile natural gas market.

Pipeline, storage and other gross profit decreased $5.1 million to $6.0 million for the three months ended December 31, 2007, compared with $11.1 million for the three months ended December 31, 2006, before intersegment eliminations. The decrease primarily was due to lower unrealized margins associated with storage and trading activities.

Consolidated operation and maintenance expense for the first quarter of fiscal 2008 was $121.2 million, compared with $115.4 million for the first quarter last year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter increased $7.9 million, compared with the prior-year quarter. The increase primarily was attributable to higher employee, pipeline maintenance, odorization and fuel costs.

The provision for doubtful accounts decreased $2.1 million to $4.6 million for three months ended December 31, 2007, compared with $6.7 million for the three months ended December 31, 2006. The decrease primarily was due to a reduction in revenues associated with lower natural gas prices. In the natural gas distribution segment, the average cost of natural gas for the three months ended December 31, 2007, was $7.73 per thousand cubic feet (Mcf), compared with $8.12 per Mcf for the three months ended December 31, 2006.

Interest charges for the three months ended December 31, 2007 were $36.8 million, compared with $39.5 million for the three months ended December 31, 2006. The $2.7 million quarter-over-quarter decrease primarily was due to lower average short-term debt balances experienced in the current period.

The capitalization ratio at December 31, 2007, was 53.4 percent, compared to 53.7 percent at September 30, 2007, and 54.9 percent at December 31, 2006. Short-term debt was $202.2 million at December 31, 2007, compared to $150.6 million at September 30, 2007, and $154.5 million at December 31, 2006.

For the three months ended December 31, 2007, operating activities provided cash of $61.4 million, compared with $165.0 million for the three months ended December 31, 2006. Quarter over quarter, the decrease in operating cash flow reflects unfavorable changes in various working capital items, primarily related to the natural gas marketing business and matters related to the timing of tax payments and receivables.

Capital expenditures increased to $94.2 million for the current quarter, compared with $87.0 million for the same period last year. The $7.2 million increase primarily reflects spending in the natural gas distribution segment related to the company’s new automated metering initiative.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to project fiscal 2008 earnings to be in the range of $1.95 to $2.05 per diluted share and capital expenditures are expected to range from $450 million to $465 million. Major assumptions underlying the earnings projection remain unchanged. The assumptions include a reduced contribution from the natural gas marketing segment due to less volatility in natural gas prices, continued successful execution of the rate strategy in the natural gas distribution segment, normal weather, an average annual short term-interest rate of 6.5 percent and no material acquisitions. However, the mark-to-market impact on the nonregulated marketing company’s physical storage inventory at September 30, 2008, and changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2008 that are significantly above or below this outlook.

Conference Call to be Webcast February 6, 2008

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2008 first quarter on Wednesday, February 6, 2008, at 8 a.m. EST. The telephone number is 800-240-4186. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Kim Cocklin, senior vice president, regulated operations; Mark Johnson, senior vice president, nonregulated operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Giles, vice president, investor relations.

Highlights and Recent Developments

Mid-Tex Division Tentative Rate Case Settlement

On January 10, 2008, the company announced that it had entered into a settlement agreement with the Atmos Cities Steering Committee (“ACSC”), on behalf of its 151 cities located in the division. Such cities represent about 52 percent of the total number of residential customers in the Mid-Tex Division. The settlement agreement is subject to approval by each of the cities in the ACSC. Key provisions of the settlement include an increase of about 20 cents per month in the average residential customer’s bill, effective March 1, 2008, the implementation of a Rate Review Mechanism (RRM) to be effective for a three-year trial period that will reflect annual changes in the Mid-Tex Division’s cost of service and rate base and an authorized return on equity of 9.6 percent, with the cost of debt and capital structure substantially unchanged from the Mid-Tex Division’s prior rate case.

The company remains in negotiations with cities which represent the majority of the remaining Mid-Tex customers. Hearings are scheduled to begin February 25, 2008, for the cities that have not reached a settlement by that date. As a result of the uncertainty surrounding the final outcome of these negotiations and the timing of the implementation of the new rates granted in the tentative settlement agreement, Atmos Energy anticipates that the settlement will not have a material impact on fiscal 2008 results.

FERC Investigation

On December 13, 2007, the company received data requests from the Division of Investigations of the Office of Enforcement of the Federal Energy Regulatory Commission (the “Commission”) in connection with its investigation into possible violations of the Commission’s posting and competitive bidding regulations for pre-arranged released firm capacity on natural gas pipelines. The company submitted its responses to the data requests on a timely basis and intends to fully cooperate with the Commission during its investigation.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers in 22 states and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31		Percentage Change
(000s except per share)	2007	2006

Gross Profit:
Natural gas distribution segment	$273,200	$262,568	4%
Regulated transmission and storage segment	45,046	39,872	13%
Natural gas marketing segment	45,963	63,134	(27)%
Pipeline, storage and other segment	5,998	11,108	(46)%
Intersegment eliminations	(569)	(1,090)	48%

Gross profit	369,638	375,592	(2)%

Operation and maintenance expense	121,189	115,370	5%
Depreciation and amortization	48,513	48,995	(1)%
Taxes, other than income	41,427	40,067	3%

Total operating expenses	211,129	204,432	3%

Operating income	158,509	171,160	(7)%
Miscellaneous income (expense)	(93)	1,579	(106)%
Interest charges	36,817	39,532	(7)%

Income before income taxes	121,599	133,207	(9)%
Income tax expense	47,796	51,946	(8)%

Net income	$73,803	$81,261	(9)%

Basic net income per share	$0.83	$0.98
Diluted net income per share	$0.82	$0.97

Cash dividends per share	$.325	$.320

Weighted average shares outstanding:
Basic	89,006	82,726
Diluted	89,608	83,350

	Three Months Ended December 31		Percentage Change
Summary Net Income by Segment (000s)	2007	2006
Natural gas distribution	$40,164	$31,834	26%
Regulated transmission and storage	9,847	9,651	2%
Natural gas marketing	20,600	34,947	(41)%
Pipeline, storage and other	3,192	4,829	(34)%

Consolidated net income	$73,803	$81,261	(9)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31, 2007	September 30, 2007
(000s)

Net property, plant and equipment	$3,888,126	$3,836,836

Cash and cash equivalents	51,874	60,725
Cash held on deposit in margin account	—	—
Accounts receivable, net	776,866	380,133
Gas stored underground	564,426	515,128
Other current assets	126,855	112,909

Total current assets	1,520,021	1,068,895

Goodwill and intangible assets	737,536	737,692
Deferred charges and other assets	254,080	253,494

	$6,399,763	$5,896,917

Shareholders’ equity	$2,032,483	$1,965,754
Long-term debt	2,124,915	2,126,315

Total capitalization	4,157,398	4,092,069

Accounts payable and accrued liabilities	739,807	355,255
Other current liabilities	389,937	409,993
Short-term debt	202,244	150,599
Current maturities of long-term debt	3,618	3,831

Total current liabilities	1,335,606	919,678

Deferred income taxes	378,425	370,569
Deferred credits and other liabilities	528,334	514,601

	$6,399,763	$5,896,917

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2007	2006

Cash flows from operating activities

Net income	$73,803	$81,261
Depreciation and amortization	48,536	49,078
Deferred income taxes	11,978	13,869
Changes in assets and liabilities	(77,286)	16,043
Other	4,406	4,718

Net cash provided by operating activities	61,437	164,969

Cash flows from investing activities

Capital expenditures	(94,155)	(86,986)
Other, net	(1,874)	(1,324)

Net cash used in investing activities	(96,029)	(88,310)

Cash flows from financing activities

Net increase (decrease) in short-term debt	50,690	(227,945)
Repayment of long-term debt	(1,741)	(1,717)
Cash dividends paid	(29,178)	(26,261)
Net proceeds from equity offering	—	192,261
Issuance of common stock	5,970	5,594

Net cash provided by (used in) financing activities	25,741	(58,068)

Net increase (decrease) in cash and cash equivalents	(8,851)	18,591
Cash and cash equivalents at beginning of period	60,725	75,815

Cash and cash equivalents at end of period	$51,874	$94,406

	Three Months Ended December 31
Statistics	2007	2006
Heating degree days *	1,081	1,135
Percent of normal *	98%	101%
Consolidated natural gas distribution throughput (MMcf as metered)	118,516	119,094
Consolidated regulated transmission and storage transportation volumes (MMcf)	136,200	116,813
Consolidated natural gas marketing sales volumes (MMcf)	96,206	77,526
Natural gas distribution meters in service	3,222,330	3,213,413
Natural gas distribution average cost of gas	$7.73	$8.12
Natural gas marketing net physical position (Bcf)	17.7	21.0
* Adjusted for weather-normalized operations.

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